Exhibit 99.1


Cendant Announces Convertible Debt Offering

New York, NY 11-20-2001 -- Cendant Corporation (NYSE: CD - news) today announced that it agreed to sell $1 billion aggregate principal amount of convertible senior debentures due November 2011 in a private offering to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S. The initial purchaser will also have an option to purchase an additional $200 million of the debentures to cover over-allotments, if any. The debentures will be convertible into shares of Cendant common stock at a price per share of $24.05. The conversion price represents a 48% conversion premium on the November 19, 2001 New York Stock Exchange closing price of $16.25 for Cendant common stock.

The debentures have not been registered under United States securities laws and may not be offered or sold in the United States except to qualified institutional buyers. Cendant intends to use the proceeds from the offering to repay the Company's 3% $550 million subordinated convertible notes due in February 2002 and the remainder will be used to prepay a portion of the principal securities class action litigation settlement.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

SOURCE: Cendant Corporation

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Denise Gillen
212-413-1833

Sam Levenson
212-413-1834



                                                               Exhibit 99.2

Cendant Announces Completion of $1.2 Billion Convertible Debt Offering

New York, NY 12-06-2001-- Cendant Corporation (NYSE: CD - news) announced that it completed the sale of $1.2 billion aggregate principal amount of convertible senior debentures due November 2011 in a private offering to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S. The $1.2 billion aggregate principal amount of debentures includes $200 million of debentures purchased by the initial purchaser pursuant to an option granted to the initial purchaser upon the sale of the initial $1 billion of debentures.

As previously announced, the debentures will be convertible into shares of Cendant common stock at a price per share of $24.05. The conversion price represents a 48% conversion premium on the November 19, 2001 New York Stock Exchange closing price of $16.25 for Cendant common stock.

The debentures have not been registered under United States securities laws and may not be offered or sold in the United States except to qualified institutional buyers. Cendant intends to use the proceeds from the offering to repay the Company's 3% $550 million subordinated convertible notes due in February 2002 and the remainder will be used to prepay a portion of the principal securities class action litigation settlement.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

SOURCE: Cendant Corporation

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Denise Gillen
212-413-1833

Sam Levenson
212-413-1834